Exhibit 10.7

EXECUTION VERSION

SCHNEIDER FAMILY BOARD NOMINATION PROCESS AGREEMENT

THIS NOMINATION PROCESS AGREEMENT (this “Process” or this “Agreement”), dated as of October 5, 2016, is agreed to by and among SCHNEIDER NATIONAL, INC., a Wisconsin Corporation (together with any successor thereto, the “Corporation”) and each of Mary P. DePrey, Therese A. Koller, Thomas J. Schneider, Kathleen M. Zimmermann and Paul J. Schneider in his or her individual capacity (collectively, the “Family Members”).

WHEREAS, the Corporation proposes to conduct an initial public offering of shares of its Class B Common Stock (the “IPO”); and

WHEREAS, in connection with the IPO, the 1995 Schneider National, Inc. Voting Trust Agreement and Voting Agreement dated as of October 1, 1995, as amended November 9, 2004 (the “Voting Trust”) will be amended and restated to, among other things, require that the trustees of the Voting Trust vote all shares of capital stock of the Corporation held by the Voting Trust entitled to vote in the election of directors of the Corporation, to elect as a director of the Corporation (a “Director”) each of the Eligible Family Members, as defined in the Voting Trust, who has been nominated in accordance with this Schneider Family Board Nomination Process Agreement; and

NOW, THEREFORE, the parties hereto agree as follows:

1. Provided they satisfy the qualifications for service as a director set forth in the bylaws of the Corporation or such qualifications are waived in accordance therewith, in connection with each annual meeting of the shareholders of the Corporation, the Family Members shall have the right to nominate and the Corporation shall include, and shall use its best efforts to cause the Board of Directors of the Corporation (the “Board”), whether acting through the Corporate Governance Committee of the Board (the “Governance Committee”) or otherwise, to include, in the slate of nominees recommended to shareholders of the Corporation for election as a director at any annual or special meeting of shareholders (or, if permitted, by any action by written consent of the shareholders) at or by which directors of the Corporation are to be elected, the Family Members to complete the current rotation system with the following order of succession: Kathleen M. Zimmermann, Mary P. DePrey, Paul J. Schneider, Thomas J. Schneider and Therese A. Koller (currently serving a term that expires in 2018). The annual nominations, using three year terms and assuming each individual is able to serve, will be as follows:

Year of Annual Meeting
2017	Therese A. Koller	Kathleen M. Zimmermann
2018	Mary P. DePrey	Kathleen M. Zimmermann
2019	Mary P. DePrey	Kathleen M. Zimmermann
2020	Mary P. DePrey	Paul J. Schneider
2021	Thomas J. Schneider	Paul J. Schneider
2022	Thomas J. Schneider	Paul J. Schneider
2023	Thomas J. Schneider	Therese A. Koller
2024	(see 4, below)	Therese A. Koller
2025	(see 4, below)	Therese A. Koller

2. Each Family Member nominated in accordance with paragraph 1, above, hereby consents to serve as a director of the Corporation; provided, however, a Family Member may decline such nomination or choose to resign during any year of the three year term. In such event, a vacancy will exist and will not be filled for the remainder of that year, provided that the Board may eliminate the vacancy for that year by reducing the authorized number of directors constituting the Board. If any of the above individuals is unable to serve by reason of death or incapacity or declines to serve all or any portion of such individual’s three year term, the next individual in the order of succession shall be appointed to fill the vacancy created thereby and will be nominated for election at the next annual meeting of shareholders of the Corporation and at each annual meeting of the shareholders of the Corporation thereafter held in such individual’s three year term. In such event, the rotation system set forth in the table above will end earlier than 2025.

3. Each Family Member may participate as an observer in all Board meetings occurring during the calendar quarter immediately preceding his or her nomination to the Board subject to such Family Member agreeing to comply with the duties applicable to Board members generally, including, but not limited to duties of confidentiality and compliance with the Corporation’s insider trading policy.

4. After the rotation set forth in paragraph 1, above, is complete, the Family Members may, if they have at least 80% of the Family Members in agreement, propose an amendment to this Agreement to the Governance Committee to cover subsequent periods. The amendment shall be consistent with the terms of this Agreement (including, but not limited to, satisfaction or waiver of the qualifications for service as a director set forth in the bylaws of the Corporation and equal opportunity for representation among the family branches constituting the issue of Donald J. Schneider) and shall subject to the approval of the Governance Committee and the Board, which approval shall not be unreasonably withheld. Any amendment to this Agreement so adopted shall be followed pursuant to its terms. During any subsequent period that is not covered by an amendment to this Agreement that has been so approved, the trustees of the Voting Trust shall not be required to vote for the election of any Eligible Family Member, as defined in the Voting Trust, as a director of the Corporation. If a Family Member, by reason of death or disability, is not able to participate in the proposal of an amendment to this Agreement but has living issue, at least one of whom is legally competent, the oldest legally competent issue of such Family Member shall represent that family branch in the proposal process and shall be considered a “Family Member” for such purpose. In the event there is no such issue, the term “Family Members” shall exclude the individual unable to participate due to death or disability for this purpose.

5. This Process may be amended from time to time with the consent of at least eighty percent (80%) of the Family Members and at least seventy-five percent (75%) of the directors constituting the full Board, and, in the case of the amendment referred to in paragraph 4, above, the approval of the Governance Committee. If a Family Member, by reason of death or disability, is not able to participate in the decision whether to amend this Process but has living issue, at least one of whom is legally competent, the oldest legally competent issue of such Family Member shall represent that family branch in the amendment process and shall be considered a “Family Member” for such purpose. In the event there is no such issue, the term “Family Members” shall exclude the individual unable to participate due to death or disability for this purpose.

6. This Process shall be binding upon and inure to the benefit of the Family Members and their respective personal representatives, heirs, successors and assigns.

7. This Agreement may be executed in one or more counterparts and all such executed counterparts shall constitute one agreement binding upon all parties hereto even though all parties are not signatory to the original or the same counterpart.

8. This Process shall be effective upon closing of the IPO. This Process shall expire and be of no further force or effect upon the termination of the Voting Trust.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date and year first above written.

SCHNEIDER NATIONAL, INC.:

/s/ Christopher B. Lofgren
Christopher B. Lofgren
President and Chief Executive Officer

FAMILY MEMBERS:

/s/ Mary P. DePrey
Mary P. DePrey

/s/ Therese A. Koller
Therese A. Koller

/s/ Paul J. Schneider
Paul J. Schneider

/s/ Thomas J. Schneider
Thomas J. Schneider

/s/ Kathleen M. Zimmermann
Kathleen M. Zimmermann

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